Exhibit 10.20

Confidential

Employee Stock Option Agreement

This Employee Stock Option Agreement, dated as of                  , 2015, between CD&R Landscapes Parent, Inc., a Delaware corporation, and the Employee whose name appears on the signature page hereof, is being entered into pursuant to, and is subject to the terms of, the CD&R Landscapes Parent, Inc. Stock Incentive Plan. The meaning of capitalized terms may be found in Section 7.

The Company and the Employee hereby agree as follows:

Section 1. Grant of Options

(a) Confirmation of Grant. The Company hereby evidences and confirms, effective as of the date hereof, its grant to the Employee of Options to purchase the number of shares of Common Stock specified on the signature page hereof. The Options are not intended to be incentive stock options under the Code. This Agreement is entered into pursuant to, and the terms of the Options are subject to, the terms of the Plan. If there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern. In consideration of the receipt of the Options granted pursuant to this Agreement, the Employee agrees to be bound by the covenants set forth in Exhibit A to this Agreement.

(b) Option Price. Each share covered by an Option shall have the Option Price specified on the signature page hereof.

Section 2. Vesting and Exercisability

(a) Vesting. Except as otherwise provided in Section 6(a) or Section 2(b) of this Agreement, the Options shall become vested in five equal annual installments on each of the first through five anniversaries of the Grant Date, subject to the continuous employment of the Employee with the Company until the applicable vesting date; provided that if the Employee’s employment with the Company is terminated in a Special Termination (i.e., by reason of the Employee’s death or Disability), any Options held by the Employee shall immediately vest as of the effective date of such Special Termination.

(b) Discretionary Acceleration. The Board, in its sole discretion, may accelerate the vesting or exercisability of all or a portion of the Options, at any time and from time to time.

(c) Exercise. Once vested in accordance with the provisions of this Agreement, the Options may be exercised at any time and from time to time prior to the date such Options terminate pursuant to Section 3. Options may only be exercised with respect to whole shares of Common Stock and must be exercised in accordance with Section 4.

(d) No Other Accelerated Vesting; No Other Entitlements. The vesting and exercisability provisions set forth in this Section 2 or in Section 6, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to the Options and shall supersede any other provisions relating to vesting and exercisability, unless such other such provision expressly refers to the Plan by name and this Agreement by name and date. As a condition to the grant of the Options, the Employee acknowledges and agrees that the Options are in full and final satisfaction of any and all entitlements to equity compensation from the Company or any of the Subsidiaries that the Employee now has or prior to the date hereof has ever had, and, to give full effect to this agreement, the Employee hereby releases any and all right, claim or action that the Employee may have or have ever had as to any such equity compensation.

Section 3. Termination of Options

(a) Normal Termination Date. Unless earlier terminated pursuant to Section 3(b) or Section 6, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.

(b) Early Termination. If the Employee’s employment with the Company terminates for any reason, any Options held by the Employee that have not vested before the effective date of such termination of employment or that do not become vested on such date in accordance with Section 2 shall terminate immediately upon such termination of employment and, if the Employee’s employment is terminated for Cause, all Options (whether or not then vested or exercisable) shall automatically terminate immediately upon such termination. All vested Options held by the Employee following the effective date of a termination of employment shall remain exercisable until the first to occur of (i) the 90th day following the effective date of the Employee’s termination of employment (or the 180th day in the case of a Special Termination or a retirement from active service on or after the Employee reaches 65 years of age), (ii) the Normal Termination Date or (iii) the cancellation of the Options pursuant to Section 6(a), and if not exercised within such period the Options shall automatically terminate upon the expiration of such period.

Section 4. Manner of Exercise

(a) General. Subject to such reasonable administrative regulations as the Board may adopt from time to time, the Employee may exercise vested Options by giving at least 15 business days prior written notice to the Secretary of the Company specifying the proposed date on which the Employee desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”); provided that following a Public Offering notice may be given within such lesser period as the Board may permit. The Exercise Shares shall be subject to the Subscription Agreement to which the Employee is then a party. Unless otherwise determined by the Board, and subject to such other terms, representations and warranties as may be provided for in the Subscription Agreement, (i) on or before the Exercise Date the Employee shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). The Company may require the Employee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise, (ii) to determine whether registration is then required under the Securities Act or other applicable law or (iii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

(b) Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Options may not be exercised in whole or in part, and no certificates representing Exercise Shares shall be delivered, (i) unless (A) all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) the purchase of the Exercise Shares shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or the Exercise Shares shall have been registered under such laws, and (C) all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied or (ii) if such exercise would result in a violation of the terms or provisions of or a default or an event of default under, any of the Financing Agreements. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in this Section 4(b), but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.

Section 5. Employee’s Representations; Investment Intention. The Employee represents, warrants and covenants as follows:

(a) (i) the Employee has carefully reviewed the information and materials furnished to the Employee in connection with the offer of the Options pursuant to this Agreement, (ii) the Employee has had an adequate opportunity to consider whether or not to accept the grant of Options offered to the Employee and agree to the covenants set forth in Exhibit A hereto, (iii) the Employee understands the terms and conditions that apply to the Options (including the Employee’s agreement of the covenants set forth in Exhibit A hereto) and the risks associated with an investment in the Options and (iv) the Employee has a good understanding of the English language;

(b) The Employee is accepting the Options (and agreeing to the covenants set forth in Exhibit A hereto) voluntarily, and, if applicable, the Options satisfy any obligation of the Company or its Affiliates to sell or grant equity in the Company or its Affiliates to the Employee;

(c) the Employee can afford to suffer the complete loss of the Options;

(d) the Options have been, and any Exercise Units will be, acquired by the Employee solely for the Employee’s own account for investment and not with a view to or for sale in connection with any distribution thereof; and

(e) the Employee understands that none of the Exercise Units may be transferred, sold, pledged, hypothecated or otherwise disposed of unless the provisions of the Subscription Agreement shall have been complied with or have expired.

Section 6. Change in Control

(a) Vesting and Cancellation. Except as otherwise provided in this Section 6, in the event of a Change in Control, all then-outstanding Options (whether vested or unvested) shall be canceled in exchange for a payment having a value equal to the excess, if any, of (i) the product of the Change in Control Price multiplied by the aggregate number of shares covered by all such Options immediately prior to the Change in Control over (ii) the aggregate Option Price for all such shares, to be paid as soon as reasonably practicable, but in no event later than 30 days following the Change in Control.

(b) Alternative Award. Notwithstanding Section 6(a), no cancellation, termination, or settlement or other payment shall occur with respect to any Option if the Board reasonably determines prior to the Change in Control that the Employee shall receive an Alternative Award meeting the requirements of the Plan.

(c) Limitation of Benefits. If, whether as a result of accelerated vesting, the grant of an Alternative Award or otherwise, the Employee would receive any payment, deemed payment or other benefit as a result of the operation of Section 6(a) or Section 6(b) that, together with any other payment, deemed payment or other benefit the Employee may receive under any other plan, program, policy or arrangement, would constitute an “excess parachute payment” under section 280G of the Code, then, notwithstanding anything in this Section 6 to the contrary, the payments, deemed payments or other benefits the Employee would otherwise receive under Section 6(a) or Section 6(b) shall be reduced to the extent necessary to eliminate any such excess parachute payment and the Employee shall have no further rights or claims with respect thereto. If the preceding sentence would result in a reduction of the payments, deemed payments or other benefits the Employee would otherwise receive on an after-tax basis in more than an immaterial amount, the Company will use its commercially reasonable efforts to seek the approval of the Company’s shareholders in the manner provided for in section 280G(b)(5) of the Code and the regulations thereunder with respect to such reduced payments or other benefits (if the Company is eligible to do so), so that such payments would not be treated as “parachute payments” for these purposes (and therefore would cease to be subject to reduction pursuant to this Section 6(c)).

Section 7. Certain Definitions. As used in this Agreement and Exhibit A hereto, capitalized terms that are not defined herein have the respective meaning given in the Plan, and the following additional terms shall have the following meanings:

“Agreement” means this Employee Stock Option Agreement (including Exhibit A hereto), as amended from time to time in accordance with the terms hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company” means CD&R Landscapes Parent, Inc., provided that for purposes of determining the status of Employee’s employment with the “Company,” such term shall include the Company and/or any of its Subsidiaries that employ the Employee.

“Employee” means the grantee of the Options, whose name is set forth on the signature page of this Agreement; provided that for purposes of Section 4 and Section 8, following such person’s death “Employee” shall be deemed to include such person’s beneficiary or estate and following such Person’s Disability, “Employee” shall be deemed to include such person’s legal representative.

“Exercise Date” has the meaning given in Section 4(a).

“Exercise Price” has the meaning given in Section 4(a).

“Exercise Shares” has the meaning given in Section 4(a).

“Financing Agreements” means any guaranty, financing or security agreement or document entered into by the Company or any Subsidiary from time to time.

“Grant Date” means the date hereof, which is the date on which the Options are granted to the Employee.

“Normal Termination Date” has the meaning given in Section 3(a).

“Option” means the right granted to the Employee hereunder to purchase one share of Common Stock for a purchase price equal to the Option Price subject to the terms of this Agreement and the Plan.

“Option Price” means, with respect to each share of Common Stock covered by an Option, the purchase price specified in Section 1(b) for which the Employee may purchase such share of Common Stock upon exercise of an Option.

“Plan” means the CD&R Landscapes Parent, Inc. Stock Incentive Plan, as amended from time to time.

Section 8. Miscellaneous.

(a) Withholding. The Company or one of its Subsidiaries may require the Employee to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding and other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Options (excluding, where applicable, the employer portion of any employment, social or similar taxes).

(b) Authorization to Share Personal Data. If applicable, the Employee authorizes any Subsidiary that employs the Employee or that otherwise has or lawfully obtains personal data relating to the Employee to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent necessary or appropriate in connection with this Agreement or the administration of the Plan.

(c) No Rights as Stockholder; No Voting Rights. The Employee shall have no rights as a stockholder of the Company with respect to any shares covered by the Options until the exercise of the Options and delivery of the shares. Except as provided in Section 3.3 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the shares. Any shares delivered in respect of the Options shall be subject to the Subscription Agreement and the Employee shall have no voting rights with respect to such shares until such time as specified in the Subscription Agreement.

(d) No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(e) Non-Transferability of Options. The Options may be exercised only by the Employee, or, following the Employee’s death, by his designated beneficiary or by his estate in the absence of a designated beneficiary. The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death or with the Company’s consent.

(f) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Employee, as the case may be, at the following addresses or to such other address as the Company or the Employee, as the case may be, shall specify by notice to the other:

(i) if to the Company, to it at:

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attention: Doug Black

Fax: (309) 749-0085

(ii) if to the Employee, to the Employee at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Employee; and

copies of any notice or other communication given under this Agreement shall also be given to:

CD&R Landscapes Holdings, L.P.

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth A. Giuriceo

Fax: (212) 407-5252

and

Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

with copies (each of which shall not by itself constitute notice hereunder) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.
Fax: (212) 909-6836

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen M. Besen, Esq.

Fax: (646) 848-8902

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(g) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors, assigns, beneficiaries, legal representatives or estate any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(h) Waiver; Amendment.

(i) Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(ii) Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.

(i) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other party.

(j) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(k) Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 8(k).

(l) Severability. If any provision of this Agreement (including Exhibit A hereto) is held to be invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and the Company and the Employee shall replace the invalid or unenforceable provision by a valid and enforceable provision that has the effect nearest to that of the provision being replaced and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

(m) Entire Agreement. This Agreement (including its exhibits) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

(n) Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(o) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

CD&R LANDSCAPES PARENT, INC.

By:
Name:
Title:

THE EMPLOYEE:

«Name»

By:
as Attorney-in-Fact
Name:

Total Number of Shares for the Purchase of Which Options have been Granted	Option Price

«Options» Shares	$134

Exhibit A

Restrictive Covenants

Section 1 Confidential Information.

1.1 The Employee agrees that during the Employee’s employment with the Company, and thereafter, the Employee will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or its Subsidiaries including without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques.

1.2 The Employee’s obligations under this Section 1 are indefinite in term.

Section 2 Return of Company Property.

2.1 The Employee acknowledges that all tangible items containing any confidential or proprietary information or trade secrets, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Company and its Subsidiaries, and the Employee shall deliver to the Company all such material in the Employee’s possession or control upon the Company’s request and in any event upon the termination of the Employee’s employment with the Company. The Employee shall also return any keys, equipment, identification or credit cards, or other property belonging to the Company or its Subsidiaries upon termination of the Employee’s employment or the Company’s request.

Section 3 Noncompetition and Nonsolicitation.

3.1 The Employee agrees that during the Employee’s employment with the Company, and for the one-year period following the date on which the Employee’s employment with the Company terminates for any reason, the Employee will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, be employed by, or be connected in any manner with, any person or entity engaged in the sale or distribution of landscaping or irrigation products or supplies in the United States, Canada or in any other region with respect to which the Employee had substantial responsibilities while employed by the Company. For the avoidance of doubt, if the Employee is a senior officer of the Company, the restriction contained herein shall relate to all of the businesses of the Company and its Subsidiaries.

3.2 The Employee agrees that during the Employee’s employment with the Company, and for the two-year period thereafter, the Employee will not, directly or indirectly, on the Employee’s own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company or its Subsidiaries to leave his or her employment with the Company or its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company or its Subsidiaries to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, representatives or suppliers.

Section 4 Remedies.

4.1 The Company and the Employee agree that the provisions of this Exhibit A do not impose an undue hardship on the Employee and are not injurious to the public; that these provisions are necessary to protect the business of the Company and its Subsidiaries; that the nature of the Employee’s responsibilities with the Company provide and/or will provide the Employee with access to confidential or proprietary information or trade secrets that are valuable and confidential to the Company and its Subsidiaries; that the Company would not grant Options to the Employee if the Employee did not agree to the provisions of this Exhibit A; that the provisions of this Exhibit A are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Exhibit A. In the event that a court determines that any provision of this Exhibit A is unreasonably broad or extensive, the Employee agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages for any breach of the Employee’s obligations under this Exhibit A.

4.2 Without limiting the generality of the remedies available to the Company pursuant to Section 4.1, if the Employee, except with the prior written consent of the Company, materially breaches the restrictive covenants contained in this Exhibit A, the Employee shall forfeit any then-outstanding Options (whether vested or unvested); shall forfeit any shares of Common Stock acquired on exercise of the Options and then owned by the Employee; and shall pay to the Company in cash any net after-tax gain the Employee realized in cash in connection with the exercise of the Options (and/or sale of Common Stock acquired on exercise of the Options or any shares purchased by the Employee from the Company). These rights of forfeiture and recoupment are in addition to any other remedies the Company may have against the Employee for the Employee’s breach of the restrictive covenants contained in this Exhibit A. The Employee’s obligations under this Exhibit A shall be cumulative (but not operate to extend the length of any such obligations) of any similar obligations the Employee has under the Plan, the Agreement or any other agreement with the Company or any Affiliate.